EXHIBIT 10.35

* Omitted and filed separately with SEC pursuant to a confidential treatment request.

International VoIP Agreement

This International VoIP Agreement (“Agreement”) is entered into on this 17 day of December, 2001 between Fusion Telecommunications International, Inc., a Delaware corporation (“Fusion”), and Global ePoint, Inc., a Nevada corporation (“Global ePoint”), referred to individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Global ePoint is an investor in strategic technology projects such as Internet Protocol communications services;

WHEREAS, Fusion is a provider of network communications services;

WHEREAS, subject only to Fusion’s agreement with Net2Phone, the Parties wish to enter into a strategic partnership (the “Venture”) in order to lawfully terminate Voice over Internet Protocol (“VoIP”) services into Vietnam;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I. Obligations of the Parties

A. Fusion Covenants and Agrees to:

1.               Be responsible for selling to all potential customers in the U.S. and worldwide, minutes of international VoIP services, on behalf of the Venture, to be terminated lawfully in Vietnam.  This Agreement includes services to be provided pursuant to any agreement with the [***************************************] or one of its affiliates or subsidiaries (hereinafter referred to collectively as “[***]”) or by another entity which is lawfully able to terminate voice traffic into the [****] network or any other network in Vietnam (“Other Entity”), provided that Global ePoint elects to participate in the project within fifteen (15) business days after being offered the same by Fusion.

2.               Maintain all billing and accounting records for the sale to its customers of minutes terminating to Vietnam, in addition to such other countries as the Parties may hereafter agree to add by amendment to the arrangement set forth in this Agreement.

3.               Maintain adequate switching functions at its switch site in New York for aggregating its customer minutes for termination in Vietnam.

4.               Use its best efforts to continue the validity of its valid agreement from an authorized entity in Vietnam authorizing Fusion to lawfully terminate VoIP minutes to Vietnam.

5.               To the extent technically feasible, obtain and be responsible for international bandwidth for interconnection of its New York PoP facility to a technically feasible point of presence in Hanoi, Ho Chi Minh City and/or Danang, Vietnam, to be designated by [*****] or Other Entity, including availability of a dedicated, clear channel, point-to-point circuit; and E-1’s using PRI signaling or R-2 signaling with tone plans for R-2, and configurations for any variations of this R-2 signaling.

6.               Provide compression and routing equipment at Fusion’s designated point of presence in New York (or other Point of Presence), and provide any necessary network management equipment in the USA.

7.               Provide any necessary equipment and services necessary to establish VoIP International Gateways at Hanoi, Ho Chi Minh City and/or Danang, Vietnam.

8.               Obtain and be responsible for facilities interconnecting (i) Fusion’s designated Point of Presence in New York to the cable head in the USA; (ii) the cable head in the USA to the cable head in Vietnam; and (iii) to the extent necessary, the cable head end in Vietnam to the international VoIP gateways in Hanoi, Ho Chi Minh City and/or Danang, Vietnam.

9.               Obtain and provide to Global ePoint all other pertinent documentation regarding any required authorizations or permits to perform its obligations with respect to the business contemplated by this Agreement.

10.         Obtain and provide any other equipment and services as required pursuant to the agreements entered into with [****] or Other Entity.

B. Global ePoint Covenants and Agrees to:

            1. Be responsible for any deposits, license fees and other up front costs that are required to consummate the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, Global ePoint’s obligation to provide funding for any specific contract entered into by Fusion or specific project contemplated by this Agreement shall be subject to the feasibility of the performance of such contract or such project as determined by Global ePoint, in its sole discretion.

      2.  Global ePoint will provide a Letter of Credit listing [****] or the Other Entity as the beneficiary, in an amount of approximately USD 300,000, the exact amount to be agreed to by the Parties. The Letter of Credit will be issued by an internationally recognized bank reasonably acceptable to the Parties or via other means reasonably acceptable to the Parties and will serve as a deposit for termination charges. This Letter of Credit shall include express language preventing any drawing against it except for the purposes of paying termination charges that are not timely paid. The term of the Letter of Credit shall be for one (1) year, after which the joint entity formed by the Parties will have the responsibility to replace the Letter of Credit with security acceptable to the then current beneficiary.    In addition, Global ePoint will provide cash in the amount of USD 50,000 for connection fees associated with the interconnection with other networks and a cash amount to be agreed upon by the Parties as prepayment for 2 months’ costs for each Vietnam E1 submarine half-circuit, ILPC, ILPC- Vietnam side, local leased line, long distance leased line between Ho Chi Minh City and Hanoi, local transmission part of long distance leased line, local E-1 PSTN to be procured as well as deposits required for US — side connectivity through to Hong Kong.

3.               Upon the commencement of the actual passing and termination of minutes across the network, the joint entity formed by the Parties will pay fees for termination to [****] or the Other Entity or related parties, which fees shall be approximately $[**] - $[**]  per minute as follows: $[**] for the call, $[**] to [**] or Other Entity for a connection charge ($[*] as a connection charge for cellular calls), and $[*] as a fee to Fusion’s Vietnam Marketing Representative. The $[**] fee referred to above shall be adjusted from time to time in accordance with market conditions.

4.               Be responsible for all financial obligations hereunder necessary to meet the terms and conditions of this Agreement and to finance all equipment, installations, connectivity and services provided by Fusion hereunder until such time as the underlying projects become self-financing.

5.     Notwithstanding the financial obligations as outlined in this Section B, the Parties agree that Global ePoint’s financial obligations under this Agreement for deposits, license fees, connection fees, network costs, equipment costs, and other costs and fees described in this Section B (except for the Letter of Credit described in Section B.2) shall not exceed USD $500,000. In addition, as outlined in Section B.2., Global ePoint shall have the responsibility of posting a Letter of Credit in the amount of USD $300,000. The Parties agree that should the costs hereunder exceed the above amounts, Global ePoint shall not be liable for such costs unless, in its sole and unfettered discretion, Global ePoint reaches mutual agreement with Fusion on the payment of such additional costs required in order to meet the terms and conditions of this Agreement. In the event that additional monies are needed to fund a contract or project and there is not a mutual agreement among the Parties and Global ePoint chooses not to fund the additional monies, then upon Fusion’s securing the additional monies from an outside source to fund the contract or project, Fusion shall reimburse Global ePoint for all amounts expended on the contract or project by Global ePoint (and not previously reimbursed), and Global ePoint shall retain an interest equal to the percentage that is remaining investment bears to the total value of the contract or project, but not less than a ten percent (10%) interest if Global ePoint elects to withdraw its entire investment from the contract or project.

II Profit-sharing Arrangement

1.               Global ePoint and Fusion shall each receive fifty percent (50%) of the aggregate Net Profit generated through Fusion’s sale of VoIP minutes terminating to Vietnam to be accounted for and distributed in accordance with the terms set forth in Section 4 below.

2.               The Parties shall make settlement with and payment to each other, as necessary, on a monthly basis, within ten (10) days after the end of each month.  Each monthly payment will be based upon the management accounts produced by the Parties.  At the conclusion of each Party’s financial year, an adjustment will be made to the payment of the preceding fiscal year to reflect any audit adjustments that were made based on the management accounts.  Any disputes will be resolved through mutually agreed procedures.

3.               All unpaid, undisputed balances shall accrue at the greater of 1½% (one and one half percent) per month or at the highest rate permitted by law.  In addition, each Party shall pay all costs, including attorneys’ fees, incurred by the other Party in connection with any proceeding to collect any unpaid balances due under this Agreement.  All payments, where applicable, shall be made via irrevocable wire transfer to:

Global ePoint:
Wells Fargo Bank
ABA #: 121000248
Acct #: [**********]
For: Global ePoint, Inc.
1370 W. San Marcos Blvd., Suite 100
San Marcos, CA 92069

Fusion:
Chase Manhattan Bank
ABA #: 021000021
Acct #: [*********]
For: Fusion Telecommunications
International, Inc.
420 Lexington Ave, Ste 518
New York, NY 10170

4.    Definitions of key terms and conditions used to calculate profit sharing:

(a.) “Total Revenue” is that revenue accruing to Global ePoint and Fusion from the sale to any customer of VoIP minutes terminating in Vietnam through the Vietnam network contemplated in this Agreement; provided that, in the case of sales to retail end users, the revenue assigned to any such sale shall be computed as if the sale were made at the average sales price received by each of the Parties during the month in question from each of the Parties’ nonaffiliated wholesale customers to which sales of said  Vietnam VoIP services are made during the month in question.

(b.)”Net Profit” shall equal Total Revenue (as computed pursuant to Paragraph (a) above) less the following expenses:

•                  Undersea fiber charges (see Paragraph I.A.5 above);

•                  Terrestrial facility charges (local loops in USA and Vietnam)(see Paragraph I.A.8 above);

•                  Termination expense in Country and other expenses as set forth in Paragraph B.3 above;

•                  Per minute fee paid to Fusion’s Marketing Representative to be initially $0. [**] per minute.

•                  Fees and expenses for the other elements of expense described in Paragraph I.A. and I.B. above

•                  Amortization over a twelve (12) month period (such amortization to be paid monthly) of equipment costs (see Paragraph I.A.6 and I.A.7. above) as mutually agreed between the Parties and amortization of Fusion’s reasonable cost of negotiating and executing the Vietnam Agreements, such costs are approximately $30,000 (see Paragraph I. A. 4. Above), and;

•                  Amortization over a twelve (12) month period (such amortization to be paid monthly) of Global ePoint’s cash deposits, if any, pursuant to Paragraph B.2 above, it being understood that, if such deposits are in the form of a letter of credit or similar mechanism rather than cash, then there will be no amortization pursuant to this item but instead the letter of credit fee imposed by Global ePoint’s bank will be chargeable as a monthly expense to arrive at Net Profit; and,

•                  Fusion will be entitled to a network service and maintenance fee, switch, selling, billing, administrative and bad debt reserve fee of $.015 per minute on all traffic volumes.

If any of the foregoing expenses are not paid from operating revenue of the Venture, the applicable expense shall be reimbursed to the Party that provided the funding to pay such expense in accordance with the amortization schedule set forth in this Agreement.

5.               The terms of any interconnection agreement entered into between the Venture and [****] or Other Entity shall include a termination rate between approximately USD [***] and USD [***] for cellular per minute, and the Parties agree to initially terminate one (1) million minutes per month and anticipate increasing termination of traffic to Vietnam to at least 4-5 million minutes per month. It is further agreed that Fusion will utilize its best efforts to negotiate for a provision in the agreement with [*****] or Other Entity that any license or other authorization to operate in Vietnam shall include a mutually-agreed to formula under which termination charges due and payable to the [****] or Other Entity shall be reduced from time to time in response to declining margins. If Fusion is unable to secure such an agreement from the government of Vietnam, both or either of the Parties may terminate this Agreement immediately without penalty. If Fusion secures such an agreement from the government of Vietnam, but market rates for VoIPservices terminating to Vietnam decline so as to materially affect the economic feasibility of a specific contract or project covered by this Agreement, as determined by either Party in its sole discretion, then either Party may terminate this Agreement with respect to such contract or project immediately without penalty.

III. General Terms & Conditions

1.               References to Fusion shall include Fusion Telecommunications International, Inc. and all parent, subsidiary or affiliated entities, as well as its (their) successors and assigns.

2.               References to Global ePoint shall include Global ePoint, Inc. and all parent, subsidiary or affiliated entities, as well as its (their) successors and assigns.

3.               (a) With regard to the termination arrangement introduced by Fusion to Global ePoint as contemplated by this Agreement, Global ePoint shall not circumvent  Fusion in such a way that excludes Fusion from participating, or diminishes Fusion’s ability to participate, in such termination arrangement.

(b) With regard to any other business opportunity that either Party is pursuing, in the event that either Party discloses to the other Party in writing such other business opportunity, the other Party shall not circumvent such Party in such a way that excludes such Party from participating, or diminishes such Party’s ability to participate, in such business opportunity.  Furthermore, this Agreement does not preclude either Party from entering into any other agreement, venture, strategic alliance, or business opportunity relating to VoIP services and/or Vietnam.

(c) The terms of this Paragraph 3 shall survive expiration or termination of this Agreement.

4.  The Parties shall keep all oral and written information disclosed in connection with this Agreement strictly confidential, and will utilize the same degree of care in safeguarding such information as it utilizes in respect of its own confidential information. Neither Party shall make any public disclosure of the discussions or content of material exchanged between the Parties unless mutually agreed to by the Parties in writing or unless required by law.   The Parties acknowledge that Fusion has disclosed to Global ePoint that it is negotiating a number of separate telecommunications arrangements in Vietnam, and Fusion agrees that Global ePoint shall have a right of first refusal to participate in any such arrangement in Vietnam under terms and conditions similar to this Agreement.

5.  The Parties may mutually agree to establish a Limited Liability Company through which to operate the arrangement described herein.

6.               Term and Termination.  The term of this Agreement shall commence on the Effective Date written above and shall continue for an initial term of one year thereafter.  At the end of the initial term, this Agreement shall automatically renew for successive six (6) month terms unless any of the conditions for termination of this Agreement occur.  Notwithstanding the foregoing, except for termination for one of the reasons described below, this Agreement shall not terminate as long as Fusion or the Venture is party to an agreement with [****] or Other Entity for VoIP services to be terminated in Vietnam.

                                                In addition to any other termination provisions contained in this Agreement, either Party may terminate this Agreement immediately upon written notice to the other Party, in the event of:

a)              a breach by the other Party of a material term, representation, warranty, or obligation of this Agreement which breach is not cured (if curable) within thirty (30) calendar days after receipt of notice of breach from the non-breaching Party;

b)             fraud, deception or non-payment of obligations;

c)              a Force Majeure event (as defined below) which prevents either Party from performing material obligations required under this Agreement for a period of thirty (30) days or more;

d)             the other Party’s insolvency, receivership, or voluntary bankruptcy; or the institution of involuntary proceedings for bankruptcy against the other Party that are not stayed or dismissed within ninety (90) calendar days after the institution thereof;

e)              a general assignment by the other Party of all or substantially all of its business or assets for the benefit of creditors;

f)                substantially all of the other Party’s property, or that which is used in providing the Services, is or becomes subject to levy, seizure, assignment or sale for or by any creditor or governmental agency, unless the judgment or debt is released or satisfied within ten (10) business days; or

g)             a determination by any governmental authority having jurisdiction or court of competent jurisdiction that the operations contemplated hereby are in violation of applicable legal restrictions.

7. Procedure Upon Termination.  Upon expiration or termination of this Agreement for any reason. Fusion shall retain use of the network and will compensate Global ePoint for its investment in equipment, up front costs, license fees, and other costs paid by it, to the extent that such investment has not been recovered by Global ePoint pursuant to the amortization provisions of Section 4. If Fusion chooses not to operate the network after termination of this Agreement, Fusion will maintain ownership of any equipment and Global ePoint shall retain ownership of any Letters of Credit, or other investments that Global ePoint has contributed to this venture unless such project has become self-financing.

8.Regulatory Issues or Changes. Should the adoption of any law, rule, regulation, or agency or judicial determination by a court of competent jurisdiction materially affect either Party’s ability to perform its obligations pursuant to this Agreement, such Party may terminate this Agreement immediately without any termination liability upon written notice to the other Party.

                                                 9.Taxes. All payments hereunder shall be made in US Dollars.  The paying Party shall be responsible for the payment of all taxes (including without limitation applicable VAT or withholding taxes but excluding taxes based solely on the other Party’s net income) and import duties (collectively, “Taxes”).  Should the paying Party claim any exemption of any sales, use, or other tax, such Party must provide the other Party with such proof of exemption.  It will be the paying Party’s responsibility to ensure that its exempt status remains current, and in no event shall the other Party be liable for any taxes owed by the paying Party in accordance with applicable law.

10.No Warranty. ALL SERVICES PROVIDED HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES AS TO THE DESCRIPTION, QUALITY, MERCHANTIBILITY, NONINFRINGEMENT, COMPLETENESS, FITNESS FOR A PARTICULAR PURPOSE, ALL SUCH WARRANTIES BEING EXPRESSLY EXCLUDED AND DISCLAIMED.

11.LIMITATION OF DAMAGES. In no event shall either Party be liable to the other Party for any indirect, special, incidental, punitive or consequential losses or damages, including without limitation, lost profits and loss of goodwill arising in any manner from this Agreement or the use of the Services, however caused and regardless of theory of liability.  This limitation will apply even if such Party has been advised or is aware of the possibility of such damages.

12.Limitation of Liability.  Except for each Party’s liability arising out of its indemnification obligations and confidentiality obligations, each Party’s liability to the other for all claims arising out of this Agreement shall be limited to the amount of fees paid by that Party under the terms of this Agreement, whether such claim is based in contract, tort, or other legal theory.

13.Compliance with Laws.  Neither Party shall use the Services provided hereunder (a) in violation of any applicable export laws and regulations (including without limitation any U.S. export laws and regulations); (b) in violation of any applicable national, state, or local laws or regulations, including without limitation any laws governing the import of the Services or governing the content that either Party makes available via the Services provided hereunder; or (c) in ways that infringe the rights of others, or interfere with other users of the other Party’s network or other networks.  Either Party reserves the right to suspend the Services provided hereunder (or any portion thereof) with twenty-four (24) notice in the event that it believes that the other Party’s use (or any of the other Party’s customer’s use), whether knowingly or not, of the Services is in violation of this section.  Either Party reserves the right to terminate the Services provided hereunder in the event of chronic or uncured violations of this Section.  Nothing in this Section or in any other portion of this Agreement shall be interpreted as permitting either Party to deny to the other Party access to the Vietnam network; provided that any continuing use of said network after notification of the violation of this Section 13 by one of the Parties shall be at the sole risk of such Party.

14.Indemnification. Each Party (for purposes of this paragraph “Indemnifying Party”) shall indemnify and hold harmless the other Party (“Indemnified Party”) and all of its officers, agents, directors, shareholders, subcontractors, subsidiaries, employees and other affiliates (collectively “Affiliates”) from and against any claim, cost, damages, demand, liability, loss, penalty, proceeding, including reasonable attorney’s fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnified Party or any of its Affiliates, arising out of: (i) the Indemnifying Party’s breach of this Agreement and/or any interconnection agreement entered into between the Venture and [****] or Other Entity; (ii) a claim by a third party against the Indemnified Party or any of its Affiliates that the Services, or any portion or use thereof, infringes or violates any patent, copyright, trademark, trade secret or other intellectual property right; or (iii) damage to property or bodily injuries, including death, as a result of an intentional or negligent act or omission by the Indemnifying Party or any of its Affiliates in connection with the performance of this Agreement. The Indemnifying Party will not settle any claims, demands, suits, proceedings or actions without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

15.Force Majeure.  Neither Party shall be liable (except for payment for services rendered) for service interruptions, delays, failures to perform, damages, losses or destruction, or malfunction of any equipment or any consequence thereof cause by or due to fire, flood, water, the elements, acts of God, war, and threat of imminent war, utility curtailments, power failures, explosions, civil disturbances, governmental actions, shortages of equipment for supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond either Parties’ reasonable control.  The Party so delayed or prevented from performing shall exercise good faith efforts to remedy any such cause of delay or cause preventing performance. The existence of such a situation for a duration longer than fifteen (15) calendar days shall entitle either Party to terminate this Agreement without liability to the other Party, except for any undisputed payment for Services rendered, subject to prior written notice.

16.Entire Agreement - This Agreement constitutes the entire agreement between the Parties and supersedes all previous understandings, commitments or representations concerning its subject matter.  This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a writing signed by an authorized officer of each Party.

17.Severability - In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Further, in the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable by virtue of its scope or period of time, but may be enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it valid, legal and enforceable or in the alternative both Parties shall negotiate in good faith to substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision that is consistent with the original intent of the Parties.

18.Non-Waiver of Breach - Each Party may specifically waive any breach of this Agreement by the other Party, provided that no such waiver shall be binding or effective unless in writing and no such waiver shall constitute a continuing waiver of similar or subsequent breaches.  A waiving Party may at any time, upon notice in writing, direct future compliance with the waived term or terms of this Agreement, in which event the breaching Party shall comply as directed thereafter.

19.Notices - All notices and other communications shall be in English, in writing, and shall be deemed received upon actual delivery (if sent by messenger, overnight courier or certified mail, return receipt requested) or completed facsimile.  Notices shall be addressed to the other Party at the address set forth below:

If to Fusion (except for rate change notices):

Fusion Telecommunications International, Inc.
420 Lexington Avenue
Suite 518
New York, NY 10170
Fax: (212) 972-7884

Attention: Executive Vice President—International

If to Fusion for the purposes of rate change notices:

Fusion Telecommunications International, Inc.
1415 W. Cypress Creek Road
Suite 220
Ft. Lauderdale, FL 33309
Fax: (954) 493-8449
Attention: Vice President—Operations Finance

If to Global ePoint:

Global ePoint, Inc
1370 W. San Marcos Blvd.
Suite 100
San Marcos, CA 92069
Attn: Frederick Sandvick, CEO
Tel: 760-560-4900
Fax: 760-510-4920

Each Party will advise the other of any change in its address, telephone number or facsimile number.

20.Headings.  The headings of the Sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement nor shall they be considered when interpreting or construing this Agreement.

21.Schedules.  The Schedules attached hereto are part of this Agreement as fully for all intents and purposes as if they were inserted in the body of this Agreement.

22.Assignment.  This Agreement shall be binding on the Parties and their respective affiliates, successors and permitted assigns.  Neither Party shall assign or transfer their respective rights or obligations under this Agreement to any other entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may (i) assign its rights and delegate its obligations under this Agreement to a majority-owned or majority-controlled subsidiary or affiliate (for the purposes of this Section 22, “affiliate” shall mean an entity controlling, controlled by, or under common control of such party) or (ii) assign its rights and delegate its obligations under this Agreement to an affiliate or its successor in connection with a merger, spin-off, divestiture, reorganization or sale of all or substantially all of its assets, and such assignee/successor shall remain liable for all of the rights and obligations hereunder; provided however, that if either Party makes such an assignment, such Party shall provide reasonable notice to the other Party of such assignment.

23.Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

24.Relationship.  Neither Party shall have the authority to bind the other by contract or otherwise make any representations or guarantees on behalf of the other.  Both Parties acknowledge and agree that the relationship arising from this Agreement does not constitute an agency, joint venture, partnership, employee relationship or franchise.  Provider acknowledges and agrees that it is an independent contractor. The Parties acknowledge that, for all purposes, the project(s) described in this Agreement shall be operated and controlled by Fusion in its role as telecommunications provider.

25. Publicity.  No public statements or announcements relating to this Agreement shall be issued by either Party without the prior written consent of the other Party.

26.Governing Law.  The Parties expressly agree that the governing law of this   Agreement shall be the substantive law of the State of New York without regard to or application of choice of law principles or the body of law relating to the United National Convention on the International Sale of Goods.  Each Party shall comply with all applicable United States and foreign laws, regulations and ordinances relating to their performance hereunder.

Agreed and accepted:

Global ePoint, Inc.		Fusion Telecommunications International, Inc.

By:	/s/Frederick Sandvick	By:	/s/Eric D. Ram

Print Name:	Frederick Sandvick	Print Name:	Erik D. Ram

Title:	CEO	Title:	E.V.P. — International

Date:	12/17/01	Date:	12/17/01

[*]  Confidential portions redacted and filed separately with the Securities Exchange Commission.